EXHIBIT 99.1

GTS

Global Telecommunication Solutions

10 Stow Road, Suite 200, Marlton, NJ 08053     Contact:  Mr. Lee R. Montellaro
Tele: 856-797-3434, Fax: 856-797-3440                    Chief Financial Officer
www.gts-phonecards.com                                   (856) 797-3460

                     GTS ANNOUNCES SALE OF PHONE CARD ASSETS

     Marlton, New Jersey, February 4, 2000: Global Telecommunication Solutions, Inc. ("GTS" or the "Company") (OTC BB: GTST), announced today that certain of its subsidiaries involved in the traditional phone card business and currently in bankruptcy have entered into an agreement to sell all of their assets to JD Services, Inc., a prepaid phone card provider located in Salt Lake City, Utah ("JD Services"). The sale of the phone card assets is the final step in the discontinuance of the Company's legacy phone card business. Upon completion of the sale, the Company will focus on developing its other subsidiaries.

     JD Services will pay an aggregate of $2.1 million in the aggregate as follows: (i) forgiveness of approximately $750,000 in debtor in possession financing previously provided to the subsidiaries and (ii) assumption of approximately $1.35 million of the Company's obligation to provide telecommunications services to previously activated phone cards.

     On December 21, 1999, the Company entered into a services agreement with JD Services pursuant to which the Company transferred all of its previously activated phone cards to JD Services' switched platform and JD Services agreed to provide the subsidiaries with debtor in possession financing by delivering the initial $750,000 in services at no cost.

     The consummation of the asset sale is subject to a number of conditions, including, without limitation, (i) approval of the United States Bankruptcy Court for the District of Delaware and (ii) an auction before the bankruptcy court. GTS will not receive any funds from the disposition of these subsidiaries' assets.

     Founded in 1992, GTS recently announced that it is existing the traditional prepaid phone card business and re-focusing on other areas of technology and their business application.

     Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the Company's SEC reports, including the Company's Form 10-KSB for the year ended December 31, 1998, Form 10-QSB for the quarter ended September 30,1 999 and the Company's Prospectus dated July 9, 1997.

     Such risks may include, without limitation, delays or the inability of the Company's subsidiaries to complete the plan of reorganization; the availability and terms of capital in light of recent losses, cash flow shortfalls and the Chapter 11 bankruptcy; adverse actions which may be taken by creditors and the outcome of various bankruptcy proceedings and the Company's ability to attract customers and strategic partners given its current financial position.